Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 17, 2018 (July 27, 2018 as to the convenience translation described in Note 2 (ad)), relating to the consolidated financial statements of 111, Inc., formerly named New Peak Group, its subsidiaries, variable interest entities (“VIEs”) and VIE’s subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts), appearing in its Registration Statement on Form F-1 (No.  333-226849) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

January 22, 2019